EXHIBIT 99
                                                                ----------



  Bancorp, Inc.                                    Thomas F. Prisby, Chairman
  707 Ridge Road                                   James W. Prisby, President
  Munster, Indiana 46321-1678




  February 11, 2000
  FOR IMMEDIATE RELEASE

  CONTACT:  Thomas F. Prisby, Chairman of the Board
            and Chief Executive Officer
            2l9-836-5500



            CFS Bancorp, Inc.  Announces Correction of Earnings
                          Per Share Calculations


       MUNSTER, IN   February 11, 2000   CFS Bancorp, Inc. (NASDAQ:  CITZ)
  ("Company") today announced a correction of basic earnings per share to
  $0.69   per share for the year ended December 31, 1999 from the $0.67 per share as shown in the Company's previous release issued on January 27, 2000.

       Also diluted earnings per share has been revised to $0.68 per share from $0.66 per share. All other financial data remain the same as was released on January 27th.

       The correction is a result of a change in the Company's treatment of unvested shares of the Recognition and Retention Plan ("RRP") for purposes of computing average outstanding shares for earnings per share calculations. Originally the Company included all RRP shares as outstanding. However, only vested RRP shares are considered outstanding for basic earnings per share calculations, while for diluted earnings per share calculations, RRP shares are afforded treatment similar to stock options.

       CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB. Citizens Financial Services operates 25 offices throughout Chicago's Southland and Northwest Indiana. The Company provides insurance and investment services through its subsidiaries and trust services through the bank. The Company's stock trades on the Nasdaq Stock Market under the symbol "CITZ."



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